Exhibit 99.1

Dice Holdings, Inc. Reports Second Quarter 2008 Results

•	Revenues grew 17% to $40.3 million

•	Operating income increased 31% to $10.2 million

•	Net income totaled $7.6 million, including a $1.2 million non-cash, pre-tax benefit related to interest rate swap agreements and a $1.3 million one-time tax benefit

•	Diluted earnings per share totaled $0.12, compared to $0.03 in the year ago period

•	Cash flow from operations increased 2% to $13.5 million

•	Adjusted EBITDA totaled $16.8 million, an increase of 12% (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

New York, New York, July 24, 2008 —Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter ended June 30, 2008.

Second Quarter Operating Results

Total revenues for the quarter ended June 30, 2008 increased 17% to $40.3 million versus $34.4 million in the comparable quarter of 2007. Growth was driven by strong performance at eFinancialCareers, as well as an increase in the number of recruitment package customers served at Dice.com.

Operating income for the quarter ended June 30, 2008 grew $2.4 million or 31% to $10.2 million from the comparable quarter of 2007 as a result of higher revenues, greater operating leverage at eFinancialCareers, and lower amortization expense of intangible assets.

Net income for the quarter ended June 30, 2008 totaled $7.6 million, including the impact of a $1.2 million pre-tax benefit related to the Company’s interest rate swap agreements which no longer qualify for hedge accounting and a one-time tax benefit of $1.3 million. See “Recent Developments” for additional detail. Net income for the quarter ended June 30, 2007 was $1.6 million.

Diluted earnings per share were $0.12 for the quarter ended June 30, 2008, which includes a $0.03 per diluted share combined benefit from the one-time tax benefit and the change in fair value of the interest rate swaps.

Net cash provided by operating activities for the quarter was $13.5 million, an increase of 2% from $13.2 million in the comparable quarter of 2007.

Adjusted EBITDA for the quarter ended June 30, 2008 was $16.8 million, compared with $14.9 million for the second quarter of 2007, an increase of 12%. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results

For the quarter ended June 30, 2008, DCS Online revenues were $27.4 million or 68% of Dice Holdings’ consolidated revenues, representing a 9% increase over the comparable 2007 quarter. The increase was driven by a greater number of recruitment package customers served and an increase of 3% in average revenue per recruitment package customer at Dice.com, as well as strong growth at ClearanceJobs.

eFinancialCareers, which accounted for 25% of Dice Holdings’ consolidated revenues in the second quarter of 2008, consists of the eFinancialCareers operations outside of North America. For the quarter ended June 30, 2008, eFinancialCareers revenues grew 53% to $9.9 million (or 46% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the second quarter 2007 results). Each region of the world contributed to the growth including substantial gains in Continental Europe, the Middle East and Asia-Pacific.

The remaining businesses operated by Dice Holdings, which include the eFinancialCareers operations in North America, JobsintheMoney.com, and Targeted Job Fairs, are reported in the Other category. Other revenues grew 12% to $2.9 million (or 3% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the second quarter 2007 results).

Six Month Operating Results

Total revenues for the six months ended June 30, 2008 increased 23% to $79.9 million, compared to $64.7 million in the comparable period in 2007. The increase was driven by solid performance at both eFinancialCareers and Dice.com.

By segment, DCS Online revenues increased 12% to $54.5 million for the six month period ended June 30, 2008. In the same period, eFinancialCareers contributed revenues of $19.7 million, an increase of 69% (or 60% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the six months ended June 30, 2007 results). Other revenues grew 25% to $5.7 million (or 11% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the six months ended June 30, 2007 results).

Operating income for the six months ended June 30, 2008 increased 67% or $8.3 million to $20.6 million from the comparable period in the prior year. Income from continuing operations for the six months ended June 30, 2008 totaled $11.3 million, an increase of 124% from $5.1 million in the comparable period of 2007. Net income for the six months ended June 30, 2008 increased 25% to $11.8 million from $9.5 million from the comparable period in the prior year.

For the six month period ended June 30, 2008, net cash provided by operating activities increased 35% to $37.0 million compared with $27.4 million for the same period last year.

Adjusted EBITDA for the six months ended June 30, 2008 was $33.6 million, compared with $26.7 million for the same period in 2007, an increase of 26%. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at June 30, 2008 was $49.4 million compared to $43.9 million at June 30, 2007. The 13% increase was primarily attributable to serving a greater number of recruitment package customers at Dice together with a higher number of those customers under annual contract than at June 30, 2007.

Net debt, defined as total debt less cash and cash equivalents and marketable securities, was $31.4 million at June 30, 2008, consisting of total debt of $121.7 million minus cash and cash equivalents and marketable securities of $90.3 million. This compares to a net debt balance of $43.9 million at March 31, 2008, consisting of total debt of $122.0 million minus cash and cash equivalents and marketable securities of $78.1 million.

Recent Developments

During the second quarter, the Company determined its interest rate swap agreement covering $60 million notional amount of borrowings no longer qualified for hedge accounting. In addition, a portion of the interest rate swap agreement covering $20 million notional amount of borrowings continues to be treated as partially ineffective under hedge accounting rules. As a result, the Company recorded $1.2 million of other income for the quarter ended June 30, 2008 based on the change in fair value of the swap agreements.

The Company’s tax expense for the quarter ended June 30, 2008 was reduced by $1.3 million in conjunction with the Company’s determination regarding permanent reinvestment of foreign earnings.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, commented “Amid the continued uncertainty in our markets, we recorded another solid quarter characterized by double digit revenue and profitability growth. The combination of a 46% increase in revenues at eFinancialCareers and continued expansion of our U.S. businesses demonstrates the strength of our specialist model.” Mr. Melland continued, “We continue to enhance our professional communities and services, recently introducing new websites for both Dice and eFinancialCareers and expanding the eFinancialCareers service to financial centers serving three additional markets. We are confident these actions will strengthen our long-term position, increasing our value to professionals and customers alike.”

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, noted “As we’ve consistently proven over the last year, significant cash generation coupled with strong margins makes for a great business model and the second quarter was no different. We generated Adjusted EBITDA margins of 42% and kept our relatively low levels of cap-ex, even while investing in new marketing programs and launching new platforms for the two core services.” Mr. Durney added, “On top of our continued investment, we generated more than $12 million in free cash flow in the quarter, further strengthening our balance sheet.”

Business Outlook

As of July 24, 2008, the Company anticipates the following financial performance for the quarter ending September 30, 2008 and full year 2008:

	Quarter ending Sept. 30, 2008	Fiscal Year 2008
Total Revenue	$39.5 –40.0 mm	$158 –160 mm

Estimated Contribution by Segment
DCS Online	68%	68%
eFinancialCareers	25%	25%
Other	7%	7%
Sales & Marketing expense	$14.3 –14.8 mm	$59 - 60 mm

Adjusted EBITDA	$17.0 –17.5 mm	$67 - 69 mm
Depreciation and amortization	$5.2 – 5.3 mm	$21 - 21.5 mm
Non-cash stock compensation expense	$1.4 – 1.5 mm	$5.5 - 6 mm
Interest expense, net	$1.8– 2.0 mm	$8 - 8.5 mm
Other expense, net	—	$1.1 mm
Income taxes	$3.1– 3.3 mm	$10 – 11 mm

Income from continuing operations	$5.2 – 5.7 mm	$21 - 23 mm

Adjusted EBITDA Margin	43 - 44%	42 - 43%
Fully diluted share count	65 - 66 mm	65 - 66 mm

Conference Call Information

The Company will host a conference call to discuss second quarter results today at 8:30 a.m. Eastern Time. Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-543-6407 or for international callers by dialing 617-213-8898; the participant passcode is 78450773. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 30504690. The replay will be available until July 31, 2008. The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.

Contacts

Jennifer Bewley

Director, Investor Relations

Dice Holdings, Inc.

212.448.4181 | IR@dice.com

Media Relations

Rich Layne, ICR Inc.

646-277-1219

About Dice Holdings, Inc.

Dice Holdings, Inc. is a leading provider of specialized career websites for professional communities, including technology and engineering, capital markets and financial services, accounting and finance, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 17 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, non-cash impairment of intangible assets and add back of deferred revenue written off (“Adjusted EBITDA”), free cash flow and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Amended and Restated Credit Facility, represents net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization, non-cash stock compensation expense, extraordinary or non-recurring non-cash income or expense, and to add back the deferred revenues written off in connection with the eFinancialCareers acquisition purchase accounting adjustments.

We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We present this discussion of Adjusted EBITDA because covenants in our Amended and Restated Credit Facility contain ratios based on this measure. Our Amended and Restated Credit Facility is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Amended and Restated Credit Facility that are based on Adjusted EBITDA may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our Amended and Restated Credit Facility.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Net Debt

Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. We also use net debt, among other measures, in evaluating our choices for capital deployment. Net Debt presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, and the failure to attract qualified professionals or grow the number of qualified professionals who use our websites. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.

You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Revenues	$40,281	$34,358	$79,850	$64,747

Operating expenses:
Cost of revenues	2,484	1,946	4,901	3,772
Product development	1,172	982	2,344	1,962
Sales and marketing	15,895	13,797	30,801	27,011
General and administrative	5,363	4,411	10,912	8,360
Depreciation	958	702	1,821	1,321
Amortization of intangible assets	4,237	4,773	8,479	10,001

Total operating expenses	30,109	26,611	59,258	52,427

Operating income	10,172	7,747	20,592	12,320
Interest expense	(2,484)	(4,293)	(5,168)	(6,640)
Interest income	492	82	974	156
Other income (expense)	1,157	—	(1,109)	—

Income from continuing operations before income taxes	9,337	3,536	15,289	5,836
Income tax expense	1,786	1,689	3,972	782

Income from continuing operations	7,551	1,847	11,317	5,054

Discontinued operations:
Income (loss) from discontinued operations	—	108	519	(841)
Income tax (expense) benefit from discontinued operations	—	(463)	—	5,156
Minority interest in net loss of subsidiary	—	121	—	121

Income from discontinued operations, net of tax	—	(234)	519	4,436

Net income	7,551	1,613	11,836	9,490
Convertible preferred stock dividends	—	—	—	(107,718)

Income (loss) attributable to common stockholders	$7,551	$1,613	$11,836	$(98,228)

Basic earnings (loss) per share:
From continuing operations	$0.12	$0.03	$0.18	$(1,113.48)
From discontinued operations	—	—	0.01	48.12

	$0.12	$0.03	$0.19	$(1,065.36)

Weighted average basic shares outstanding	62,175	92	62,174	92

Diluted earnings (loss) per share:
From continuing operations	$0.12	$0.03	$0.17	$(1,113.48)
From discontinued operations	—	—	0.01	48.12

	$0.12	$0.03	$0.18	$(1,065.36)

Weighted average diluted shares outstanding	65,475	58,451	65,506	92

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Cash flows provided by operating activities:
Net income	$7,551	$1,613	$11,836	$9,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	958	702	1,821	1,321
Amortization	4,237	4,773	8,479	10,001
Deferred income taxes	(304)	4,170	189	(3,216)
Gain on sale of joint venture	—	—	(611)	—
Amortization of deferred financing costs	208	185	416	336
Share based compensation	1,429	1,208	2,725	1,782
(Gain) loss on interest rate hedges	(1,157)	—	1,109	—
Changes in operating assets and liabilities:
Accounts receivable	2,788	347	3,828	1,419
Prepaid expenses and other assets	6	(661)	(49)	(1,501)
Accounts payable and accrued expenses	(266)	693	1,749	(1,189)
Income taxes payable	932	(1,096)	2,437	(891)
Deferred revenue	(2,956)	1,648	3,074	9,354
Other, net	42	(424)	36	498

Net cash provided by operating activities	13,468	13,158	37,039	27,404

Cash flows used for investing activities:
Purchases of fixed assets	(1,394)	(893)	(2,150)	(1,524)
Purchases of marketable securities	(26,923)	(200)	(26,923)	(200)
Maturities and sales of marketable securities	11,295	200	11,395	200
Other, net	—	(17)	—	(32)

Net cash used for investing activities	(17,022)	(910)	(17,678)	(1,556)

Cash flows used for financing activities:
Proceeds from long-term debt	—	—	—	113,000
Payments on long-term debt	(300)	(11,000)	(2,700)	(22,000)
Dividends paid on convertible preferred stock	—	—	—	(107,718)
Dividends paid on common stock	—	—	—	(180)
Payments to holders of vested stock options in lieu of dividends	—	—	—	(4,602)
Financing costs paid	—	—	—	(2,239)
Payment of costs related to initial public offering	—	(456)	(354)	(456)
Proceeds from stock option exercises	6	—	9	—
Other	—	(175)	—	(175)

Net cash used for financing activities	(294)	(11,631)	(3,045)	(24,370)

Net cash used for operating activities of discontinued operations	—	(338)	(409)	380
Net cash used for investing activities of discontinued operations	—	—	—	(6)

Net cash used for discontinued operations	—	(338)	(409)	374
Effect of exchange rate changes	447	105	1,240	125

Net change in cash and cash equivalents for the period	(3,401)	384	17,147	1,977
Cash and cash equivalents, beginning of period	78,073	7,277	57,525	5,684

Cash and cash equivalents, end of period	$74,672	$7,661	$74,672	$7,661

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$74,672	$57,525
Marketable securities	15,600	150
Accounts receivable, net of allowance for doubtful accounts of $1,626 and $1,631	15,315	19,112
Deferred income taxes - current	7,856	13,750
Prepaid and other current assets	2,088	2,582
Current assets of discontinued operations	—	195

Total current assets	115,531	93,314

Fixed assets, net	6,105	5,768
Acquired intangible assets, net	70,142	78,572
Goodwill	160,069	159,773
Deferred financing costs, net of accumulated amortization of $1,668 and $1,252	3,125	3,541
Other assets	411	484
Non-current assets of discontinued operations	—	135

Total assets	$355,383	$341,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$13,395	$11,971
Deferred revenue	49,350	46,230
Current portion of long-term debt	750	2,850
Income taxes payable	5,598	3,697
Current liabilities of discontinued operations	—	1,404

Total current liabilities	69,093	66,152
Long-term debt	120,950	121,550
Deferred income taxes - non-current	20,794	26,256
Interest rate hedge liability	767	—
Other long-term liabilities	6,721	7,002

Total liabilities	218,325	220,960
Total stockholders’ equity	137,058	120,627

Total liabilities and stockholders’ equity	$355,383	$341,587

Supplemental Information and Non-GAAP Reconciliations

On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. Historical results for each quarter of 2006 and 2007 can be found at our website www.diceholdingsinc.com under the Investor Relations section. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation

A reconciliation of Adjusted EBITDA for the quarter and six months ended June 30, 2007 and 2008 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Quarterly Supplemental Data and Certain Non-GAAP Reconciliations

On this schedule, the Company provides certain non-GAAP information for the quarter and six months ended June 30, 2007 and 2008 that we believe is useful to understanding the business operations of the Company, namely, Adjusted Revenues By Segment, which reflects historical revenues adjusted for the addition of deferred revenue that was previously written off as part of purchase accounting adjustments related to the eFinancialCareers acquisition.

DICE HOLDINGS, INC.

QUARTERLY ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$7,551	$1,613	$11,836	$9,490
Discontinued operations	—	234	(519)	(4,436)
Interest income	(492)	(82)	(974)	(156)
Interest expense	2,484	4,293	5,168	6,640
Income tax expense	1,786	1,689	3,972	782
Depreciation	958	702	1,821	1,321
Amortization of intangible assets	4,237	4,773	8,479	10,001
Non-cash stock compensation expense	1,429	1,208	2,725	1,782
Other (income) expense	(1,157)	—	1,109	—
Deferred revenue adjustment	—	518	—	1,276

Adjusted EBITDA	$16,796	$14,948	$33,617	$26,700

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$13,468	$13,158	$37,039	$27,404
Interest expense	2,484	4,293	5,168	6,640
Interest income	(492)	(82)	(974)	(156)
Income tax expense	1,786	1,689	3,972	782
Deferred income taxes	304	(4,170)	(189)	3,216
Change in accounts receivable	(2,788)	(347)	(3,828)	(1,419)
Change in deferred revenue	2,956	(1,648)	(3,074)	(9,354)
Changes in working capital	(714)	1,488	(4,173)	3,083
Deferred financing costs	(208)	(185)	(416)	(336)
Adjustments for cash flows from discontinued operations	—	234	(519)	(4,436)
Gain on discontinued operations	—	—	611	—
Deferred revenue adjustment	—	518	—	1,276

Adjusted EBITDA	$16,796	$14,948	$33,617	$26,700

DICE HOLDINGS, INC.

NON-GAAP RECONCILIATIONS AND QUARTERLY SUPPLEMENTAL DATA

(Unaudited)

(dollars in thousands except per customer data)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Reconciliation of GAAP Reported Revenue by Segment to Adjusted Revenue by Segment
DCS Online:
Reported Actual	$27,421	$25,233	$54,496	$48,584

DCS Online	27,421	25,233	54,496	48,584

eFinancialCareers:
Reported Actual	9,920	6,497	19,701	11,642
Deferred Revenue Adjustment (1)	—	301	—	680

eFinancialCareers	9,920	6,798	19,701	12,322

Other:
Reported Actual	2,940	2,628	5,653	4,521
Deferred Revenue Adjustment (1)	—	217	—	596

Other	2,940	2,845	5,653	5,117

Consolidated:
Reported Actual	$40,281	$34,358	$79,850	$64,747
Deferred Revenue Adjustment (1)	—	518	—	1,276

Total Adjusted Revenue	$40,281	$34,876	$79,850	$66,023

Percentage of Adjusted Revenue by Segment
DCS Online	68.1%	72.4%	68.2%	73.6%
eFinancialCareers	24.6%	19.5%	24.7%	18.7%
Other	7.3%	8.2%	7.1%	7.7%

	100.0%	100.0%	100.0%	100.0%

Sales and Marketing Expense	$15,895	$13,797	$30,801	$27,011
Sales and Marketing Expense as a Percentage of:
Actual Revenue	39.5%	40.2%	38.6%	41.7%
Adjusted Revenue	39.5%	39.6%	38.6%	40.9%

Adjusted EBITDA	$16,796	$14,948	$33,617	$26,700
Adjusted EBITDA Margin	41.7%	42.9%	42.1%	40.4%

Dice.com Recruitment Package Customers
Beginning of period	9,150	8,500	8,700	7,600
End of period	8,950	8,800	8,950	8,800

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$853	$830	n.a.	n.a.

Deferred Revenue	$49,350	$43,854	n.a.	n.a.

Net cash provided by operating activities	$13,468	$13,158	$37,039	$27,404
Purchases of fixed assets	(1,394)	(893)	(2,150)	(1,524)

Free Cash Flows	$12,074	$12,265	$34,889	$25,880

Segment Definitions:
DCS Online: Dice.com and ClearanceJobs eFinancialCareers: eFinancialCareers worldwide, excluding North America
Other: eFinancialCareers (North America), Targeted Job Fairs, JobsintheMoney

(1)	Deferred revenue adjustments are related to deferred revenue written off in application of purchase accounting. See discussion at “Supplemental Information and Non-GAAP Reconciliations”.

(2)	Reflects simple average of three months in each quarterly period.